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                                                                EXHIBIT 99(B)(2)

                           REVOLVING PROMISSORY NOTE
                           -------------------------

$20,000,000.00                                Effective as of November 16, 1999
                                                               Denver, Colorado


     FOR VALUE RECEIVED, the undersigned N'TANDEM TRUST, an unincorporated California business trust ("Borrower") hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, its successors or assigns (the "Bank") at 918 Seventeenth Street, Denver, Colorado 80217, Attn: Real Estate Banking, or at such other place or to such other party or parties as Bank may from time to time designate, the principal sum of Twenty Million and 00/100 Dollars ($20,000,000.00), or so much of that sum that may be advanced under this Note by the Bank, with principal and interest thereon payable as specified in this Note. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Loan Agreement.

     1.   Principal and Interest. Interest shall accrue on this Note from and
          ----------------------
after the date of disbursement ("Disbursement Date") at a variable annual rate equal to the one month Reserve Adjusted LIBOR Rate plus One Hundred (100) Basis Points, reset daily, (the "Adjusted LIBOR Rate"). The "Reserve Adjusted LIBOR
        -----------
Rate" is defined and shall be determined as provided in Exhibit A attached to
                                                        ---------
this Note and incorporated hereby by reference. The term "Basis Points" means an arithmetic expression of a percentage measured in hundredths of a percent (i.e. 50 Basis Points equals one-half of one percent). The Reserve Adjusted LIBOR Rate is a variable rate, adjusted on a daily basis.

     2.   Payment and Maturity Date. Interest shall be payable in arrears and
          -------------------------
shall be calculated on the actual days outstanding over a 360-day year. The principal and interest shall be payable as follows:

          (a) in arrears, monthly payments of interest only, commencing on the first day of the first calendar month following the Disbursement Date, and on the first day of each month thereafter until the Maturity Date;

          (b) on November 16, 2001 (the "Maturity Date"), the entire unpaid principal amount and any interest accrued but remaining unpaid and all other sums due under this Note.

     3.   Revolving Loan. Up to Twenty Million and 00/100 Dollars
          --------------
($20,000,000.00) of the principal amount of this Note may be disbursed, repaid and reborrowed, in amounts set forth in the Loan Agreement or as otherwise approved by Bank for the purpose of interim financing for acquisition of manufactured housing communities and a working capital line of credit. All Advances under this Note, and all accrued and unpaid interest thereon, and all other amounts payable in respect thereto, shall be due and payable on the Maturity Date.

     4.   Application of Payment. All payments made on this Note shall be
          ----------------------
applied first to any collection costs the Bank may have incurred in procuring Borrower's performance hereunder, then to payment of the interest then accrued and due on the unpaid principal balance of this Note, then to any charges assessed by the Bank, and the remainder of all such payments

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                                       1               Resolving Promissory Note
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shall be applied to the reduction of the unpaid principal. All payments shall be made in currency of the United States of America without presentment or surrendering of this Note. Payments made by check will not be deemed made until good funds for such check are received by Bank.

     5.   Default. Upon the occurrence of any Default (defined in the Loan
          ------
Agreement), the whole of said principal sum then remaining unpaid hereunder, together with all interest accrued thereon, and all other sums owing hereunder or under the Loan Documents, shall immediately become due and payable without notice and Bank may pursue all rights and remedies available under this Note or the Loan Documents.

     6.   Default Rate. Upon the occurrence of any Default and continuing until
          ------------
such Default is cured, whether or not the holder has exercised its option to accelerate the Note as set forth in Section 5 above, Borrower promises to pay interest on the principal balance of this Note together with all sums due and owing under the Note or the Loan Documents then outstanding at a rate of interest ("Default Rate") equal to the greater of (a) eighteen percent (18%) per annum or (b) five percent (5%) per annum in excess of the Adjusted LIBOR Rate then applicable, provided that any interest which has accrued at the Default Rate shall be paid at the time of and as a condition precedent to the curing of any default under any statutory right to cure. Failure to exercise such option or charge such increased interest shall not be a waiver of the right to do so at any future time or with respect to any other default. The foregoing provision and certain other provisions of this Note may result in a compounding of interest and Borrower consents thereto.

     7.   Late Charges. If Borrower shall fail to make any payment of interest
          ------------
or principal, including the final combined principal and interest installment, within ten (10) days after the date the same is due and payable, a late charge by way of damages shall be immediately due and payable. Borrower recognizes that default by Borrower in making the payments herein agreed to be paid when due will result in the holder incurring additional expense in servicing the Loan, in loss to the holder of the use of the money due and in frustration to the holder in meeting its other financial and loan commitments. Borrower agrees that, if for any reason Borrower fails to pay the amounts due under this Note within ten
(10) days after the date the same is due and payable, the holder hereof shall be entitled to damages for the detriment caused thereby, and that it is extremely difficult and impractical to ascertain the extent of such damages. Borrower therefore agrees that a sum equal to four percent (4%) of each payment which becomes delinquent is a reasonable estimate of said damages to the holder of this Note, which sum Borrower agrees to pay on demand.

     8.   Prepayment. This Note may be prepaid, either in whole or in part at
          ----------
any time prior to the Maturity Date without the prior consent of the Bank hereof, provided that at the time of prepayment the Borrower shall pay all interest accrued but unpaid on the amount prepaid and any other sums then due to the Bank under the Loan Documents.

     9.   Remedies Cumulative. The rights or remedies of the Bank as provided in
          -------------------
this Note and the Loan Documents shall be cumulative and concurrent and may be pursued singly, successively, or together against the Borrower, and any other funds held by Bank for the payment hereof or otherwise at the sole discretion of the Bank. The failure to exercise any such right or remedy shall in no event be construed as a waiver or release of such rights or remedies or the right to exercise them at any later time.

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                                       2               Resolving Promissory Note
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     10.  Usury. In the event the interest provisions hereof or any exactions
          -----
provided for herein or in the Loan Documents shall result, because of any reduction of principal, or for any reason at any time during the life of this Loan, in any effective rate of interest which, for any month, transcends the limit of the usury or any other law applicable to the loan evidenced hereby, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto, be applied upon principal immediately upon receipt of such moneys by Bank, with the same force and effect as though the payor had specifically designated such extra sums to be so applied to principal and Bank had agreed to accept such extra payment as a premium-free prepayment. In no event shall any agreed to or actual exaction as consideration for this loan transcend the limits imposed or provided by the laws applicable to this transaction or the Borrower hereof in the jurisdiction in which the land is located for the use or detention of money or for forbearance in seeking its collection.

     11.  Waivers. Borrower and all endorsers, guarantors and all persons liable
          -------
or to become liable on this Note waive presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of the Borrower and each surety hereof. Borrower and any surety further agree that any time and from time to time without notice, the terms of payment herein may be modified, or increased, changed or exchanged by agreement between the Bank without in anywise affecting the liability of any party to this instrument or any person liable or to become liable with respect to any indebtedness evidenced hereby.

     12.  Forbearance. Any forbearance of Bank in exercising any right or remedy
          -----------
hereunder or under the Loan Documents, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. The acceptance by Bank of payment of any sum payable hereunder after the due date of such payment shall not be a waiver of Bank's right to either require prompt payment when due of all other sums payable hereunder or to declare a default for failure to make prompt payment. No delay or omission on the part of Bank in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note.

     13.  Setoff. The Bank shall have a lien upon, and a right of setoff with
          ------
respect to any funds deposited with Bank. In the event of a default under this Note, the Bank shall have the right to take amounts due from such deposits regardless of any penalty that may apply when the Bank exercises such right, and apply such amounts for the outstanding balance of amounts due under this Note.

     14.  Governing Law; Fees and Costs. This Note shall be construed according
          -----------------------------
to the laws of the State of Colorado, and in the event this Note is placed in the hands of any attorney for collection or is collected through any legal proceedings, the undersigned promises to pay (in addition to costs and disbursements otherwise allowed), to the extent permitted by law, reasonable attorneys' fee and legal costs (whether or not suit is commenced and whether or not incurred in connection with appeal of a lower court judgment or order or in collecting any judgment entered therein)

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                                       3               Resolving Promissory Note
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     15.  Preferential Payment. Borrower agrees that to the extent Borrower or
          --------------------
any surety makes any payment to holder in connection with the indebtedness evidenced by this Note, and all or any part of such payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by holder or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (any such payment is hereinafter referred to as a "Preferential Payment"), then the indebtedness of Borrower under this Note shall continue or shall be reinstated, as the case may be, and, to the extent of such payment or repayment by holder, the indebtedness evidenced by this Note or part thereof intended to be satisfied by such Preferential Payment shall be revived and continued in full force and effect as if said Preferential Payment had not been made.

     16.  Joint and Several Obligations. If more than one Borrower, the
          -----------------------------
obligations of each Borrower, under this Note are joint and several. The obligations of each Borrower hereunder are independent of the obligations of each of the other Borrowers or any guarantor who has executed and delivered a Guaranty Agreement. Release of one or more of the Borrowers shall not impair or diminish the liability of any remaining Borrower, except to the extent of monies actually received by Bank from the released Borrower as a consequence of such release. In the event of any default hereunder, a separate action or actions may be brought and prosecuted against any of the Borrowers, whether or not a Borrower is joined therein or a separate action or actions are brought against any of the other Borrowers. Bank may maintain successive actions for other defaults. The Bank's rights hereunder shall not be exhausted by its exercise of any of its rights and remedies or by any such action or by any number of successive actions until and unless the Obligations have been paid and fully performed.

     17.  Time is of the Essence. Time is of the essence with regard to the
          ----------------------
performance of the obligations of Borrower in this Note and each and every term, covenant and condition herein by or applicable to Borrower.

     18.  Loan Documents. This Note is executed by Borrower in connection with
          --------------
that certain Credit Agreement (Acquisition/Revolving Line of Credit) between Borrower, CP Limited Partnership, a Maryland limited partnership, and Bank dated as of the date hereof (the "Loan Agreement"), and is guaranteed by the Guaranty Agreement (defined in the Loan Agreement) and executed by CP Limited Partnership, a Maryland limited partnership (all such instruments collectively called the "Loan Documents"). The Loan Agreement contains provisions for the acceleration of the maturity of this Note. In the event of any conflict between any provision of the Loan Agreement and any provisions of this Note, the provisions of the Loan Agreement shall control.

     19.  Notice.  All notices required or permitted in connection with this
          ------
Note shall be given at the place and in the manner provided in the Loan Agreement for the giving of notices.

     20.  Interpretation and Incorporation. As used in this Note, the term
          --------------------------------
"Bank," shall include each subsequent transferee and/or owner of this Note, whether taking by endorsement or otherwise. As used in this Note, the word "include(s)" means "include(s), without limitation," and the word "including" means "including, but not limited to."

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                                       4               Resolving Promissory Note
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     21.  Binding Effect. This Note shall be binding upon Borrower and its
          --------------
successors and assigns and shall inure to the benefit of Bank, and any subsequent holders of this Note, and their successors and assigns.

     22.  Arbitration. Certain aspects of the Loan and the Note are subject to
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binding arbitration under the terms and conditions set forth in the Loan
Agreement.

                  REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

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                                       5               Resolving Promissory Note
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     23.  WAIVER. BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT
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PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING
ARISING OUT OF OR RELATING TO THIS NOTE, THE LOAN AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

                                     BORROWER:

                                     N'TANDEM TRUST, an unincorporated
                                     California Business Trust


                                     By: /s/ Gary McDaniel
                                        ______________________________________
                                     Name:  Gary McDaniel
                                          ____________________________________

                                     Title: Trustee

STATE OF Colorado                    )
                                     ) ss.
COUNTY OF Arapahoe                   )

          The foregoing instrument was acknowledged before me this 18th day of November, 1999, by Gary McDaniel as Trustee of N'Tandem Trust, an unincorporated California business trust.

          Witness my hand and official seal.

          My commission expires: 10-5-03

                                     /s/ Roberta Hayhurst
                                     _________________________________________
                                     Notary Public

(S E A L)

                                                               US Bank/N'Tanderm
                                                      Resolving Promissory Note
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                                   EXHIBIT A

                   Interest Rate - Daily Reset of LIBOR Rate

     This Exhibit A contains provisions expressly incorporated into that certain
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Revolving Promissory Note (the "Note") dated as of November 16, 1999, in the original principal amount of $20,000,000.00, executed by N'TANDEM TRUST, an unincorporated California business trust ("Borrower") and payable to the order of U.S. BANK NATIONAL ASSOCIATION (the "Bank"). In the event of any inconsistency between the provisions of this Exhibit A and the terms of the
                                             ---------
Note, the terms of this Exhibit A shall control.
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     1.   Definitions.  Unless otherwise defined in the Note, capitalized terms
          -----------
shall have the following meanings:

     "Board":  The Board of Governors of the Federal Reserve System.
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     "Business Day": Any day of the year on which the Bank's main Denver office
      ------------
is open for carrying on substantially all of its business and which is also a day for trading by and between banks in United States dollar deposits in the interbank market and a day on which banks are open for business in New York City.

     "Eurocurrency Reserve Rate": A percentage equal to the daily average during
      -------------------------
the applicable Interest Period of the aggregate maximum reserve requirements (including all basic, supplemental, marginal and other reserves), as specified under Regulation D of the Board, or any other applicable regulation that prescribes reserve requirements applicable to Eurocurrency liabilities (as presently defined in Regulation D) or applicable to extensions of credit by member banks the rate of interest on which is determined with regard to rates applicable to Eurocurrency liabilities. Without limiting the generality of the foregoing, the Eurocurrency Reserve Rate shall reflect any reserves required to be maintained by the Bank against (i) any category of liabilities that includes deposits by reference to which the LIBOR Rate is to be determined, or (ii) any category of extensions of credit or other assets that includes loans or advances having an interest rate based upon the LIBOR Rate. Any Advance bearing interest at a rate based upon the LIBOR Rate shall be deemed to be "Eurocurrency liability" as defined in Regulation D of the Board.

     "Interest Period": One (1) month.
      ---------------

     "LIBOR Rate": The offered rate for deposits in United States Dollars
      ----------
(rounded upwards, if necessary, to the nearest 1/100th of 1%) for delivery of such deposits in two Business Days for the applicable Interest Period, which appears on the Reuters Screen LIBO Page as of 11:00 a.m., London time. If at least two rates appear on the Reuters Screen LIBO Page, the rate for such Interest Period shall be the arithmetic mean of such rates (rounded to the nearest 1/100th). If fewer than two rates appear, the rate for such Interest Period shall be determined by the Bank based on rates offered to banks for United States Dollar deposits in the interbank market. "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO Page on that service for the purpose of displaying London interbank offered rates of major banks for United States Dollar deposits).

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                                       7               Resolving Promissory Note
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     "Reference Rate": The per annum interest rate publicly announced from time
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to time as such by or on behalf of the Bank, which is not necessarily the lowest rate charged by the Bank; and the Bank may lend to its customers at per annum rates that are at, above or below the Reference Rate. The Reference Rate shall be adjusted automatically from time to time simultaneously with any change in the Reference Rate.

     "Reserve Adjusted LIBOR Rate": The rate per annum (rounded to the nearest
      ---------------------------
1/100th) equal to the rate obtained by dividing (a) the LIBOR Rate for the first day of the applicable Interest Period, by (b) a percentage equal to 1.00 minus the Eurocurrency Reserve Rate. The Reserve Adjusted LIBOR Rate as to any Advance then outstanding shall be adjusted automatically on and after the date as to which any change in the reserve requirement percentage referred to above is published by the Board (or any successor thereto), regardless of whether such change falls within an existing Interest Period.

     2.   Interest Rate Not Ascertainable. If the Bank determines (which will be
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binding on the Borrower) that adequate and reasonable means do not exist for determining the LIBOR Rate, the Bank shall automatically convert to the Reference Rate.

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                                       8               Resolving Promissory Note